Exhibit 10.6

317 SW Alder, Suite 500

Portland, OR 97204

ph 503 972-7597

fax 503 296.2312

www.jivesoftware.com

June 6, 2008

Bryan LeBlanc

Re:	Employment Terms

Dear Bryan

Upon successful completion of your reference and background check, Jive Software (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”). on the following terms:

Your base compensation will be $16,667 per month, which is equal to $200,000 annually, less payroll deductions and all required withholdings. Your target variable compensation will be $100,000 per year, for an annual target compensation of $300,000. Variable compensation will be based on financial targets for the company, and will be paid annually after closing the year’s books.

Subject to Board approval, you will be granted an incentive stock option (the “Option”) to purchase 552,841 shares of the Company’s Common Stock at the fair market value price as of the day of grant. The Option will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately. The vesting and exercisability of this Option shall be accelerated by fifty percent (50%) of the then unvested portion of this Option if within one year following a Change in Control (as defined below within the option agreement) (a) the employment of the Optionee is terminated by the Company without Cause (as defined within the option agreement), or (b) the employment of the Optionee is terminated by the Optionee with Good Reason (as defined within the option agreement).”

You will have the authority and responsibilities customarily afforded a CFO, including, but not limited to:

—	Leading all finance, legal, investor relations, HR, IT and admin activity, worldwide.
—	Manage and control the Company’s operations to ensure the achievement of budgeted revenues, and set the tone for methods, compliance, and controls.
—	Deliver the operational metrics and financial model that drive the business decisions.
—	Ensure corporate governance and compliance.
—	Help with driving company strategy.
—	Manage the capital structure
—	Assist with mergers and acquisitions.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to the CEO. Unless you are required to travel on behalf of the Company, you will work at the Company’s main office in Portland, OR. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, dental insurance, life insurance, PTO, 40 l(k), and paid holidays. Details about these benefit plans are available for your review.

As a Company employee, you will be expected to abide by Company rules and policies. Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. You will likely be expected to work additional hours as required by the nature of your work assignments.

This is an offer for employment at-will, which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

As a condition of your employment and contingent to the successful completion of your reference and background checks, you must sign and return the Proprietary Information and Inventions Agreement enclosed with this letter prior to starting employment As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return via fax to 503.296.2312 by Friday, June 6, 2008, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on July 28, 2008 at 9:00am.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Dave Hersh
Dave Hersh – CEO, Jive Software

Accepted:

/s/ Bryan LeBlanc
Bryan LeBlanc

6/8/08
Date

Attachment: Proprietary Information and Inventions Agreement